Exhibit 99.1

COTIVITI HOLDINGS, INC. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

05/25/2016

Atlanta, GA — Cotiviti Holdings, Inc. (“Cotiviti” or the “Company”), a leading payment accuracy provider, announced today the pricing of its initial public offering of 12,500,000 shares of common stock at a price of $19 per share.  The Company’s shares are expected to begin trading on the New York Stock Exchange on May 26, 2016 under the ticker symbol “COTV.”  In addition, the underwriters have been granted a 30-day option to purchase up to an additional 1,875,000 shares at the initial public offering price, less underwriting discounts and commissions.

The Company intends to use the net proceeds of this offering to repay a portion of its outstanding borrowings under its second lien credit facility and for working capital purposes.

Goldman, Sachs & Co. and J.P. Morgan are serving as joint lead book-running managers and as representatives of the underwriters for the proposed offering. Barclays, Citigroup, Credit Suisse, Morgan Stanley, RBC Capital Markets, SunTrust Robinson Humphrey, Baird and William Blair are acting as joint book-running managers for the proposed offering.

The offering of these securities is being made only by means of a prospectus. When available, a copy of the final prospectus related to the offering may be obtained by contacting:

•                  Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or via telephone: 1-866-471-2526

•                  J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cotiviti

Cotiviti is a leading payment accuracy provider that helps healthcare payers and retailers achieve their business objectives by unlocking value from the incongruities the company discovers in the complex interactions customers have with stakeholders. Cotiviti helps clients capture over $3 billion annually through improved payment accuracy. Cotiviti provides services to eight of the top ten U.S. healthcare payers and eight of the top ten U.S. retailers.

Contacts

Cotiviti Holdings, Inc.

Jennifer DiBerardino, 203-642-0718

Vice President of Investor Relations

investor.relations@cotiviti.com